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                                                                     EXHIBIT B


                                SENIOR GUARANTEE

         For value received, the undersigned hereby unconditionally guarantees to the Holder of this Senior Note the payments of principal of, premium, if any, and interest on this Senior Note in the amounts and at the time when due, and interest on the overdue principal, premium, if any, and interest, if any, of this Senior Note, if lawful, and the payment or performance of all other obligations of The Loewen Group Inc. under the Indenture or the Senior Notes, to the Holder of this Senior Note and the Trustee, all in accordance with and subject to the terms and limitations of this Senior Note, the Indenture (including, without limitation, Article 10 thereof) and this Guarantee. This Guarantee will become effective in accordance with Article 2 of the Indenture and its terms shall be evidenced therein. The validity and enforceability of the Guarantee shall not be affected by the fact that it is not affixed to any particular Senior Note.

         The obligations of the undersigned to the Holders of Senior Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in the Indenture (including, without limitation, Article 10 thereof) and reference is hereby made to the Indenture for the precise terms of the Guarantee and all of the other provisions of the Indenture to which this Guarantee relates. Each Holder of a Senior Note, by accepting the same, agrees to and shall be bound by such provisions.

         IN WITNESS WHEREOF, the Guarantor has caused this instrument to be duly executed and sealed as a deed.

Dated:

                                   LOEWEN GROUP INTERNATIONAL, INC.


                                   By:  ______________________________________
                                        Name:
                                        Title: